 Vystar Corporation 8-K

Exhibit 99.1

Vystar Appoints Financial Executive Jason Meggs to Board of Directors

Atlanta, GA – Dec. 8, 2015 - Vystar Corporation’s (OTC Pink: VYST) Board of Directors has voted to appoint Jason M. Meggs, a CPA and senior finance executive, to the Board of Directors.

“Jason is an excellent addition to our board as his extensive experience in overseeing the finance functions of public and private companies through high growth periods will be invaluable,” stated William Doyle, Vystar CEO and President. “He’s been a long-time Vystar investor, has knowledge of our business and has a vision for its financial future. We will be tapping his expertise to streamline interaction with accountants and auditors for our SEC filings and provide an additional layer of oversight to ensure they are as timely, accurate and attractive to the investment community as possible.”

Meggs, based in Raleigh, North Carolina, is currently Senior Vice President, Business Finance for INC Research Holdings, Inc., and leads a global team with responsibility for all business unit financial reporting and analysis, budgeting and forecasting and global customer pricing and contracting. Previously he was Global Vice President, Internal Audit for Quintiles Transnational Corp. after holding other senior global financial roles within the company. Prior to that, he was an Audit Manager and Senior Auditor for Deloitte and Arthur Andersen LLP. He received his bachelor of Business Administration, Accounting from Western Carolina University.

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About Vystar Corporation

Based in Atlanta, Georgia, Vystar® Corporation (OTC Pink: VYST) is the exclusive creator of Vytex Natural Rubber Latex (NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of the proteins found in natural rubber latex and can be used in over 40,000 products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products bringing Vytex NRL to market in adhesives, balloons, condoms, other medical devices and natural rubber latex foam mattresses, toppers, and pillows. Vystar's Kiron Sleep Lab LLC acquisition provides an entry into the health and wellness market. For more information, visit www.vytex.com.

Forward Looking Statements:
This release contains certain forward-looking statements and information with respect to future events based on certain assumptions of its management. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as "hoped," "anticipated," "believed," "planned, "potential," "expected" or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites of any other party referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

Contacts:

•	Vystar - Media: Julie Shepherd, Accentuate PR, 847 275 3643, Julie@accentuatepr.com
•	Vystar Corp. -Investors: William Doyle, President (866) 674-5238, x1